UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2016

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2016, David J. Antoniuk accepted the appointment of the Board of Directors of The Manitowoc Company, Inc. (the “Company”) to the positions of Vice President and Chief Financial Officer, effective May 31, 2016. Mr. Antoniuk will also serve as the Company’s Principal Accounting Officer. On April 28, 2016, Carl J. Laurino informed the Company that he would be resigning as Senior Vice President and Chief Financial Officer, as well as Principal Accounting Officer, effective May 31, 2016. Mr. Laurino is expected to remain employed by the Company in a non-executive officer capacity through June 30, 2016, in order to help assure an orderly transition of responsibilities.

Mr. Antoniuk, age 58, has served as Vice President and Chief Financial Officer of Colorcon, a world leader in the development, supply and technical support of formulated coatings and functional excipients for the pharmaceutical and dietary/food/nutritional supplement industries, since 2015. He previously served as Vice President and Corporate Controller, as well as Principal Accounting Officer, of Gardner Denver Inc., a manufacturer and marketer of engineered industrial machinery and related parts and services, from 2005 until 2014. Prior to joining Gardner Denver in 2005, Mr. Antoniuk served as Vice President - Finance and Chief Financial Officer of Davis-Standard Corp., a manufacturer of high-performance plastics and rubber processing equipment, extrusion technology and converting systems. He previously held positions with increasing responsibility at Pirelli Cables North America, including serving as Corporate Controller and Division Operations Controller. Mr. Antoniuk began his career at KPMG after earning a B.S. degree in business administration from Seton Hall University.

Under the terms of an offer letter between Mr. Antoniuk and the Company, which was accepted by Mr. Antoniuk on April 27, 2016 (the “Offer Letter”), he will receive an annual base salary of $490,000. Mr. Antoniuk will be eligible to participate in the Company’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which offers participants the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock and receive other incentive compensation. Mr. Antoniuk’s target annual incentive award will be 75% of his base salary (any award earned based on fiscal 2016 performance will be pro-rated based on Mr. Antoniuk’s start date). Mr. Antoniuk will receive a grant of restricted stock units (“RSUs”) with a fair market value of $500,000 shortly after his start date; the RSUs will vest on the third anniversary of the grant date. In addition, shortly after his start date, he will receive a pro-rated long-term incentive award for fiscal 2016 under the 2013 Plan valued at approximately $462,000, consisting of 50% stock options and 50% performance shares. The stock options will vest in four equal annual installments on the anniversary of the grant date, assuming continued employment, and the performance shares may be earned (from 0% to 200%) based on actual Company performance during the 2016 to 2018 performance period.

Mr. Antoniuk will be eligible for relocation services consistent with Company policy, and he will be eligible to participate in the Company’s 401(k) Retirement Plan and its Deferred Compensation Plan. Mr. Antoniuk will also be eligible to receive health, dental and life insurance under the Company’s plans beginning on the first day of the month following his completion of one month of continuous service to the Company. He will be provided with other benefits customarily offered to the Company’s executive officers, including a car allowance and reimbursement of tax preparation fees.

The Company will enter into its standard form of Contingent Employment Agreement with Mr. Antoniuk, which provides for continued employment for a minimum of two years following a change in control and certain severance benefits in the event Mr. Antoniuk is terminated without “cause” or resigns with “good reason” prior to the end of the designated employment period. For additional information regarding the Contingent Employment Agreement and the other benefits available to the Company’s executive officers, please see the Company’s definitive proxy statement for its 2016 Annual Meeting of Shareholders, as amended, which was filed with the Securities and Exchange Commission on March 18, 2016.

The Company expects to enter into its standard indemnity agreement with Mr. Antoniuk, which provides that, subject to limited exceptions, the Company will indemnify Mr. Antoniuk to the fullest extent permitted or required by the Wisconsin Business Corporation Law against any liability incurred in any proceeding in which he is a party because of his service as an executive officer of the Company.

Notwithstanding any term or provision in the Offer Letter or any other agreements, Mr. Antoniuk will be an employee at will.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the complete text of the Offer Letter, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Antoniuk does not have any direct or indirect material interest in any transaction involving the Company requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

10.1	Offer Letter, accepted as of April 27, 2016, by and between David J. Antoniuk and The Manitowoc Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: May 3, 2016	/s/ Louis F. Raymond
Louis F. Raymond
Vice President, General Counsel and Secretary

The Manitowoc Company, Inc.
Exhibit Index to Form 8-K

Exhibit No.	Description
10.1	Offer Letter, accepted as of April 27, 2016, by and between David J. Antoniuk and The Manitowoc Company, Inc.